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                                                                    EXHIBIT 10.5



THIS SOFTWARE SUPPLY AND SUPPORT AGREEMENT (this "Agreement") IS ENTERED INTO AS OF THIS 13th DAY OF MARCH, 1998, BY AND BETWEEN:

                     INTERTAINET OVERSEAS LICENSING LIMITED

                              a Cyprus corporation,
                     with its principal place of business at
                               51 Prodromos Street
                                   Office 101
                                    Strovolos
                                 Nicosia, Cyprus

                    (referred to in this Agreement as "IOL"),

                                     - and -

                          WORLDWIDE MEDIA HOLDINGS N.V.

                       a Netherlands Antilles corporation,
                     with its principal place of business at
                                  P.O. Box 504
                                 Scharlooweg 81
                          Curacao, Netherlands Antilles

          (referred to in this Agreement as "Marketing Representative")

        WHEREAS, Marketing Representative is a party to that certain agreement entitled "Appointment of Marketing Representative" dated as of March 13, 1998, by and among Marketing Representative, IOL, Cyberluck Curacao N.V., a Netherlands Antilles company ("Cyberluck"), and Bardenac Holdings N.V., a Netherlands Antilles company ("Bardenac") which agreement was amended by that certain agreement entitled "Amended and Restated Appointment of Marketing Representative" dated as of March 13, 1998, (collectively the "Appointment Agreement");

        WHEREAS, Cyberluck is the holder of that certain gaming license, License No. 1668/JAZ (the "Gaming License"), issued by the government of the Netherlands Antilles, which Gaming License permits, among other things, the appointment of Information Providers permitted to establish a virtual casino on the Internet (the "Casino"), with the gaming computer server located in Curacao;




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        WHEREAS, Bardenac is Information Provider to Cyberluck for the Casino
pursuant to that certain written agreement by and among Bardenac, Cyberluck, and IOL, and is the owner of the Casino;

        WHEREAS, IOL is in the business of providing certain software and software and hardware management services for the operation of software and hardware in connection with the taking and processing of bets for casino games offered by virtual casinos on the Internet;

        WHEREAS, Marketing Representative wishes to use certain software of IOL and to obtain certain software and hardware management services from IOL in connection with its rendering of certain Marketing Services to the Casino as defined in the Appointment Agreement;

        WHEREAS, IOL wishes to permit Marketing Representative to use certain software and to render certain software management services to Marketing Representative; and

        WHEREAS, Marketing Representative and IOL desire to enter into this Agreement upon the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the premises and mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IOL and Marketing Representative hereby agree as follows:

1.      DEFINITION OF TERMS

        As used in this Agreement, the following capitalized terms, not otherwise defined herein, have the meanings indicated:

        ADVERTISING TARGET - the term "Advertising Target" shall mean the minimum expenditure by Marketing Representative on advertising in each one-month period during the currency of this Agreement and any renewals, and shall be the sum set out in Schedule "A" to this Agreement;

        COMMENCEMENT DATE - the term "Commencement Date" shall mean March 13, 1998 so long as all of the following have occurred;

        (a) IOL has been satisfied that Marketing Representative has been appointed as a marketing representative under the Appointment Agreement, that the Gaming License permits the appointment of marketing representatives, that the Gaming License has been granted by a governmental authority acceptable to IOL, that the Appointment Agreement permits Marketing Representative to provide marketing services to the Casino, that all regulatory requirements have been complied with (including the approval of Marketing Representative as a Marketing Representative of the holder of the Gaming License, if required), and that the Gaming License is in good standing;




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        (b)     Customization has been substantially completed pursuant to
                Schedule "B" to the Agreement;

        (c) Ninety percent (90%) of the fee for initial Customization has been paid pursuant to Schedule "B" of the Agreement.

        CUSTOMIZATION - the term "Customization" shall mean the provision by IOL to Marketing Representative of its standard commercial application, version 2.1 or greater, in which the graphics, sounds and texts have been customized to the specifications of Marketing Representative based on replacements (in form, content and quantity reasonably acceptable to IOL) provided by Marketing Representative to IOL at the time of payment of the fee for initial Customization ("Custom Client Software Application").

        INTELLECTUAL PROPERTY RIGHTS - the term "Intellectual Property Rights" shall mean all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including, without limitation, registrations and applications), patent rights, trade names, maskwork rights, trade secrets, moral rights, author's rights, algorithms, rights in packaging, goodwill and other intellectual property rights, as may exist now and/or hereafter come into existence, and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or any other state, country or jurisdiction, and all derivatives of any of the foregoing.

        IOL SERVICES - the term "IOL Services" shall mean:

        (a) the system of services implemented by IOL and its affiliates and third party providers and used by or on behalf of Marketing Representative in the provision of the Marketing Services to the Casino, including a limited license for the Custom Client Software Application and an electronic cash settlement system (collectively, the "IOL System");

        (b) the provision and operation in the jurisdiction from which the Gaming License has been issued of a gaming server to operate the IOL System;

        (c)     monitoring of the IOL System;

        (d) the provision of technical support for the IOL System including both general computer software and hardware support;

        (e)     a system of accounting and reporting to Marketing
                Representative;

        (f)     management of the IOL System;

        (g)     Customization;



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        (h)     the provision of all "bug" fixes, modifications, enhancements and upgrades issued to the standard commercial version of the Custom Client Software Application;

        (i) the provision, if offered by IOL to its customers generally, of a Web-site design service and maintenance system; and

        (j) the provision of support, in English, to the end-users of Marketing Representative in their use of the IOL System.

        IOL USER DATA - The term "IOL User Data" shall mean that portion of the User Data that is part of the electronic cash settlement system.

        MARKETING REPRESENTATIVE USER DATA - The term "Marketing Representative User Data" shall mean the User Data exclusive of the IOL User Data.

        NET WIN - The term "Net Win" shall mean the difference between aggregate end-user losses and aggregate end-user winnings

        SALES TARGET - The term "Sales Target" shall mean the minimum sales revenue to be generated by Marketing Representative during the currency of this Agreement and any renewals, and shall be the amount set out in Schedule "A" to this Agreement.

        UNITED STATES END-USER - The term "United States end-user" shall mean any end-user who indicates on the registration screen of the IOL System to IOL or Marketing Representative that he has a mailing or billing address located in the United States or in any district, commonwealth, territory, or possession of the United States (collectively the "United States").

        USER DATA - The term "User Data" shall mean gaming computer server records accumulated in the IOL System, including, without limitation, all information about the end-users and all end-user transactions, whether gaming or otherwise.

        All amounts are in U.S. dollars.

2.      IOL SERVICES

        During the term of this Agreement and any extensions, IOL shall provide the IOL Services to Marketing Representative in accordance with the terms set forth in this Agreement.

        (a) RIGHT TO SUB-CONTRACT. - Marketing Representative acknowledges and agrees that IOL shall have the right at all times to subcontract to one or more third party providers, whether or not affiliates of IOL, all or part of the IOL Services, subject to the same material terms and conditions relating to unauthorized access and the confidentiality of the User Data and information relating to Marketing Representative as provided herein; provided, however, that IOL shall have first




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                obtained the written agreement of any affiliated third party provider that Marketing Representative shall be an intended third-party beneficiary of any such subcontract with rights, subject to the limitations of this Agreement, to enforce such subcontract against the third party provider; and provided, further, that no such subcontract shall release, or shall be construed to release, IOL from any of its obligations under this Agreement.

        (b) EFFECT OF MAJOR CHANGE - It is acknowledged and understood that the IOL System's ability to perform or provide certain financial functions may be limited by the constraints imposed by IOL's agreements with banking or financial entities. IOL represents and warrants that such constraints do not currently materially interfere with Marketing Representative's use of the IOL System or with IOL's performance of its obligations under this Agreement. In the event that any such constraints in the future materially interfere with Marketing Representative's use of the IOL System or with IOL's performance hereunder, Marketing Representative may, in its reasonable discretion, treat any such constraint as a Major Change as defined in Section 2(h) below. If Marketing Representative does not terminate this Agreement under Section 2(h) on account of such constraints, this Agreement shall be deemed amended to the extent required in order that IOL may comply with the constraints imposed by such third party contracts.

        (c) ACCESS TO IOL SYSTEM - As of the Commencement Date and subject to the availability of the computer gaming server and to IOL's band width capacity on the Internet, IOL shall provide Marketing Representative's end-users with real-time access to the IOL System for the purpose of utilizing the IOL Services and Marketing Representative with real-time access to the logs generated by the IOL System;

                (i) NO DOWN-TIME LIABILITY - IOL shall not be liable to Marketing Representative or its end-users for any down-time in the IOL System, whether scheduled or unscheduled; provided, however, that IOL shall give Marketing Representative five (5) days prior notice of any scheduled down-time within IOL's control or of which IOL is aware.

                (ii) STORAGE AND COMPUTER FACILITIES - IOL agrees to provide an amount of data storage and data processing capacity, adequate to accommodate the data processing and storage needs of Marketing Representative.

                (iii) RESPONSE TIME - IOL shall not be liable to Marketing Representative or its end-users for any delay in response time within the IOL System.


        (d) ACCESS TO MARKETING REPRESENTATIVE USER DATA - IOL agrees to provide Marketing Representative with real-time access by electronic means to the Marketing Representative User Data. This access will be by way of personal computer using the Windows NT Operating System (PC) provided by the Marketing Representative. IOL further agrees to use its best efforts to provide



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                Marketing Representative with copies of all written or
                electronic communications between end-users and IOL, provided that such communications are not related to electronic cash settlements with end-users.

        (e) STORAGE OF USER DATA - IOL agrees to store and maintain at its expense the Marketing Representative User Data. Marketing Representative and IOL specifically acknowledge and agree that, except as authorized in this Agreement, no party other than Marketing Representative, IOL and any third party provider reasonably acceptable to Marketing Representative shall have access to or use of the Marketing Representative User Data. IOL warrants and represents that the Marketing Representative User Data shall be kept confidential and shall not be disclosed to any third party, unless such disclosure is approved in advance by Marketing Representative.

                (i) UNAUTHORIZED ACCESS TO USER DATA - Marketing Representative hereby acknowledges and agrees that any attempt by Marketing Representative, its employees, agents or end-users to access without authority any part of the User Data or any part of the IOL System, except as authorized herein, is a direct violation of the terms and conditions of this Agreement. For purposes of this
                        Section 2(e)(i), the term "access" shall include, without limitation, any attempt to copy, download, manipulate, reverse engineer, export or transfer any part of the User Data or the IOL System without the prior written consent of IOL. IOL shall have the right, its sole and absolute discretion, to stop providing the IOL Services in the event it reasonably determines that Marketing Representative, its employees, agents or end-users have gained unauthorized access to the IOL System. IOL shall resume providing the IOL Services when it is reasonably satisfied that such unauthorized access is no longer available. Continued attempts by Marketing Representative, its employees, agents or end-users to gain unauthorized access to the IOL System shall be considered a breach of this Agreement. IOL shall provide written notice to Marketing Representative of such attempts. If an end-user is reasonably determined to be responsible for such repeated attempts, IOL shall, in its sole and absolute discretion, have the right to bar such end-user access to the IOL Services and the IOL System. If Marketing Representative, its employees, or its agents are reasonably determined to be responsible for such repeated attempts, IOL shall have the right, in its sole and absolute discretion, to terminate this Agreement immediately with or without notice to Marketing Representative.

                (ii) COMPLIANCE WITH REGULATORY REQUIREMENTS - Marketing Representative acknowledges and agrees that IOL shall be under no obligation to disclose any User Data to Marketing Representative that IOL is precluded from disclosing by applicable law, statute, or regulation. Notwithstanding anything foregoing to the contrary, IOL shall use its best efforts to meet its obligations under this Agreement regarding the




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                        User Data, including, without limitation, providing
                        Marketing Representative with the information that Marketing Representative requires to comply with any applicable law, statute, or regulation, including, without limitation, the reporting requirements of the Gaming License.

        (f) TECHNICAL SUPPORT SERVICES - IOL shall provide Marketing Representative with start up support without additional charge, for a period of time up through and including thirty (30) days following the processing of the first live end-user transaction through the IOL system. Additional start up support services will, at the specific request of Marketing Representative, be provided by IOL for an amount mutually agreed upon by the parties on a case-by-case basis.

        (g) SYSTEM IMPROVEMENTS - IOL reserves the right to improve, change or otherwise modify the IOL System, the IOL Services, or any part of them as deemed appropriate by IOL from time to time, and in the sole and absolute judgment of IOL. Marketing Representative specifically acknowledges and agrees that IOL may from time to time make changes to the IOL System and/or the IOL Services which do not materially affect IOL's performance or the terms and conditions of this Agreement. IOL will make every reasonable effort to provide prior written notice of any such changes to Marketing Representative and will use its best efforts to minimize the disruption of access to the IOL System by Marketing Representative and end-users.

        (h) CHANGES INDUCED BY THIRD PARTY - IOL shall use its best efforts to give Marketing Representative thirty (30) days' prior written notice of the implementation of any changes to the IOL System and/or the IOL Services which are induced or mandated by a third party and which substantially, materially or adversely alter the terms of this Agreement or any of the features of the IOL Services (hereinafter collectively referred to as a "Major Change"). Within ten (10) days of receipt of such notice or implementation of any Major Change, whichever shall first occur, Marketing Representative may elect to exercise its option pursuant to Section 11(b) (ii) hereof to terminate this Agreement. If Marketing Representative does not exercise its option to terminate this Agreement, then the Major Change, including any new charges, terms or conditions created thereby, shall become effective and binding on Marketing Representative on the date of its implementation.

        (i) CUSTOMIZATION - IOL will provide a Custom Client Software Application pursuant to the delivery schedule attached hereto as Schedule "B".

        (j) NO OBLIGATION TO SERVICE ALL END-USERS - IOL may prohibit certain end-users access to the IOL System if, in its reasonable discretion, it deems it necessary, at any time or times, whether to comply with the laws or regulations of any governmental agency or authority, for credit risk purposes or for any other reason; provided, however, that IOL shall use its best efforts to give Marketing



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                Representative prompt written notice of IOL's decision to
                prohibit access to certain end-users, which notice shall include, without limitation, the identity of the end-user and the facts and circumstances underlying IOL's shall not unreasonably refuse Marketing Representative's request to reinstate the access of any end-user if access was denied as a result of a gaming rather than an electronic cash issue. Nothing in this Section 2(j) shall limit, or be construed to limit, IOL's rights under Section 2(e)(i) hereof.

        (k) MARKETING REPRESENTATIVE TO SET LIMITS - Betting limits on the IOL System shall initially be as set out in Schedule "B" to this Agreement and shall be altered from time to time by Marketing Representative by notice in writing to IOL, subject to IOL's approval, which approval may not be unreasonably withheld.

3.      COMPENSATION TO IOL

        (a) COMPENSATION - In consideration of the supply of the Custom Client Software Application to Marketing Representative and the agreement to provide IOL Services to Marketing Representative in connection with its obligation to supply Marketing Services (as defined in the Appointment Agreement) to the Casino, Marketing Representative shall pay to IOL the fees, charges, costs and other compensation set out in this Agreement and specified in Schedule "A" to this Agreement and shall include:

                (i) CUSTOMIZATION FEE - Fees for initial Customization as set out in Schedule "A". Should IOL, through no failure on Marketing Representative's part, fail to commence operating the Custom Client Software Application within ninety (90) days of the date of execution of this Agreement, then IOL shall refund to Marketing Representative the fee for initial Customization.

                (ii) ADDITIONAL CUSTOM PROGRAMMING SERVICES - If Marketing Representative desires additional custom programming services and if IOL, acting reasonably, agrees to do so on a case-by-case basis, then IOL shall provide such services for an amount mutually agreed upon by the parties on a case-by-case basis;

                (iii) FEES INCURRED IN CONNECTION WITH REGULATORY COMPLIANCE - All reasonable out-of-pocket charges incurred by IOL on the Marketing Representative's behalf in connection with the reporting and filing requirements on Marketing Representative's behalf mandated by the Gaming License; and

                (iv) ADDITIONAL INCIDENTAL EXPENSES - such additional incidental expenses as IOL shall reasonably incur on Marketing Representative's behalf including, without limiting the generality of the foregoing, wire transfer




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                        costs and the cost of service and technical support
                        attributable to Chargebacks, etc.

        (b) PAYMENT - Payment shall be made in accordance with the payment schedule set out in Schedule "A" and this Agreement. IOL reserves the right to procure payment from Marketing Representative by invoice by electronic debit, or combination thereof, as follows:

                (i) INVOICE - IOL may invoice Marketing Representative periodically for the amounts due and owing from Marketing Representative to IOL. IOL shall credit any fees and costs that were paid in advance against such invoice and render a net amount owing for the previous period in addition to the prepayment of new fees and costs due in the current period. IOL may deliver such invoice by facsimile transmission or other written notice to Marketing Representative. Marketing Representative shall make payment within fifteen (15) days after the invoice is received. In addition, all sums past due for twenty (20) days shall thereafter accrue interest thereon with such interest at the rate of the lesser of one and one half percent (1.5%) per month and the maximum amount allowed by law.

                (ii) ELECTRONIC DEBIT - Marketing Representative acknowledges that, whether or not invoiced IOL shall be entitled to retain from the Net Win, any and all costs, charges, and fees provided for in this Agreement. By execution of this Agreement, Marketing Representative expressly acknowledges IOL's right to make any and all such debits from the Net Win of the Casino it has collected for Bardenac. IOL will provide to Marketing Representative no later than the fifteenth (15th) business day of each month, an itemized statement detailing the transactions and related debits for the calendar month immediately preceding.

        (c) SUSPENSION OF IOL SERVICES - In the event that any undisputed invoice for a material amount is not paid within twenty-five
                (25) days after the date payment is due, and IOL is unable to electronically debit the payment, IOL may, in addition to any other rights and remedies it may have under this Agreement, at law or in equity, suspend Marketing Representative's access to the IOL Services until such amount is paid in full.

        (d) LOCAL TAXES - IOL is not currently subject to any local taxes in the Netherlands Antilles on account of rendering the IOL Services under this Agreement. In the event that IOL should become subject to any such local taxes, IOL shall promptly notify Marketing Representative in writing, and the parties shall agree to a mutually acceptable adjustment in the fees to be received by IOL the IOL Services.

        (e) MARKETING REPRESENTATIVE'S INDEMNITY OF IOL - Marketing Representative acknowledges that, in addition to the obligations of Marketing Representative to




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                pay IOL as set out in this Agreement, IOL is owed an on-going monthly service fee (the "Monthly Service Fee") by Bardenac for providing the IOL Services for the Custom Client Software Application during the term of this Agreement. Marketing Representative agrees to indemnify and hold IOL harmless from and against any failure or refusal by Bardenac to pay the Monthly Service Fee; provided, however, that Marketing Representative's obligation to indemnify IOL shall be expressly conditioned upon the following:

                (i) The Monthly Service Fee shall not exceed in any given month;

                (ii) IOL shall have given Bardenac written notice of default in respect of any failure or refusal by Bardenac to pay the Monthly Service Fee, which notice shall provide a period of not less than thirty (30) days within which Bardenac may cure its default;

                (iii) IOL shall have sent Marketing Representative a copy of any notice of default from IOL to Bardenac;

                (iv) IOL shall have continued to make all payments of the Marketing Fee due from Bardenac to Marketing Representative; and

                (v) Upon receipt of any notice of default from IOL to Bardenac, Marketing Representative shall have the option to terminate this Agreement if, within sixty (60) days of its receipt of such notice, Marketing Representative is not appointed the marketing representative for another Information Provider reasonably and mutually acceptable to Marketing Representative and IOL.

4.      PAYMENT OF MARKETING FEE

        (a) ACKNOWLEDGEMENT OF MARKETING FEE OWED BY BARDENAC - IOL acknowledges and agrees that the Appointment Agreement provides for the payment by Bardenac to Marketing Representative of a fee (the "Marketing Fee") in consideration of the rendering of Marketing Services equal to *** of the Net Win of the Casino generated from end-user use of the Custom Client Software Application.

        (b) ACKNOWLEDGMENT OF DIRECTION TO PAY - IOL also acknowledges and agrees that Bardenac has authorized IOL as its agent to be in possession of the Net Win of the Casino and to pay the Marketing Fee directly to Marketing Representative on Bardenac's behalf as set forth in this Section 4.

        (c) PAYMENT OF FEE - IOL shall pay Marketing Representative the Marketing Fee on behalf of Bardenac on a periodic basis selected by Marketing Representative, but not more frequently than daily. Subject to the Rolling Reserve as defined below, the periodic payments shall be based on the Net Win resulting from the settlements of end-user transactions. IOL represents and warrants that the




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--------------
*** Confidential information has been omitted and filed separately with the Commission.

                settlement of an end-user transaction will take place no later than five (5) days following the transaction. All payments of the Marketing Fee shall be made by wire transfer to an account specified in writing by Marketing Representative.

        (d) ROLLING RESERVE - Subject to a true-up as set out below, IOL shall be entitled to hold back from each payment of the Marketing Fee a sum not to exceed five (5%) percent of the amount otherwise due to Marketing Representative as an estimate of all end-users' Chargebacks, as defined below. Marketing Representative acknowledges end-users' Chargebacks may be incurred after the period in which the Marketing Fee is earned and, accordingly, authorizes IOL to retain a sum not to exceed five (5%) percent of the amount that Marketing Representative would otherwise receive as a reserve for a period of one hundred and eighty (180) days.

        (e) MONTH END TRUE-UP - At the end of each calendar month, IOL shall perform a reconciliation of the Net Win of the Casino during that month to determine the actual Marketing Fee due and owing to Marketing Representative from Bardenac and shall pay to Marketing Representative by the tenth day of the following month, the shortfall, if any, between the amounts actually paid to Marketing Representative during such month and the amount actually owing to Marketing Representative for such month. The reconciliation shall include without limitation, the Net Win, incidental expenses incurred on Representative's behalf, any interim payments of the Marketing Fee, and the Rolling Reserve.

        (f)     ACCOUNTING - Unless Marketing Representative, within forty-five
                (45) days after delivery of any month end true-up calculation and payment, if any, notifies IOL in writing that it objects to any item or computation set forth on the month end true-up, such month end true-up shall be binding upon the parties. If Marketing Representative and IOL are unable to agree upon the computation or calculation of the month end true-up within thirty (30) days after any notice of objection has been given by Marketing Representative to IOL and the amount of the dispute exceeds Twenty-Five Thousand Dollars ($25,000), an independent accounting firm mutually agreed upon by Marketing Representative and IOL within 10 days after the expiration of such 30-day period (the "Accounting Firm") shall resolve the disputed items and determine the month end true-up within 30 days after its acceptance of its appointment in such capacity. Any determination by the Accounting Firm shall be binding upon the parties. In addition, the Accounting Firm shall be authorized to determine which of the parties is the prevailing party in any dispute, and whichever party is not determined to be the prevailing party shall bear all of the fees, costs, and expenses of the Accounting Firm. In the event that the Accounting Firm is appointed, IOL shall cause IOL's then existing independent auditors to provide the Accounting Firm, Marketing Representative and its independent auditors full access to all books and records and working papers to the extent necessary to enable Marketing Representative and its independent auditors to verify each month end true-up.



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5.      FINANCIAL AND OTHER INFORMATION

        IOL shall maintain full and complete books of account and other records reflecting the results of operations of the Casino in accordance with Canadian generally accepted accounting principles consistently applied (or such other accounting method approved in writing by Marketing Representative). The financial information that IOL shall furnish or cause to be furnished to Marketing Representative shall include, without limitation, the following: any and all accounting records necessary to audit and verify the Net Win, the Marketing Fee, Rolling Reserve, month end true-up calculations, and any other fees or revenues referred to in the Agreement.

6.      CHARGEBACKS

        (a) Marketing Representative acknowledges that it is the policy of IOL's electronic cash settlement system provider to negotiate and pay, where it in its sole and absolute judgment deems advisable, all chargebacks received by IOL's clearing bank and to issue, when it considers it advisable, a credit to any end-user who questions any IOL transaction appearing on the end-user's statement (collectively referred to in this Agreement as "Chargebacks"). Marketing Representative further acknowledges the full and complete authority of such provider or any subsequent provider to accept or reject Chargebacks and/or issue credits, as it in its sole and absolute judgment deems appropriate, without incurring any liability to Marketing Representative for any such actions. Marketing Representative agrees to conduct its activities at all times hereunder in accordance with the chargeback and credit policies of such provider and to fully comply with any rules and regulations that it may issue from time to time relating to the implementation of such policies.

        (b) IOL represents and warrants that its agreements with banks and other financial institutions permit such banks and financial institutions to terminate such agreements if the level of Chargebacks exceeds one percent (1%) of gross credit card deposits processed for a period of two (2) months or longer. Marketing Representative agrees that if such banks or financial institutions terminate their agreements with IOL on this basis on account of the gross credit card deposits processed under this Agreement, IOL shall be entitled to terminate this Agreement in accordance with Section 11(a) (i) below.


7.      RIGHTS IN DATA

        The parties hereto shall have the below listed rights of ownership in the User Data.

        (a) OWNERSHIP OF USER DATA - Marketing Representative shall own all right, title, and interest in and to the Marketing Representative User Data and all data contained therein. Marketing Representative shall permit IOL access to and use of the Marketing Representative User Data but only for purposes that are directly related to the performance of IOL's obligations under this Agreement.

                IOL agrees that it shall not access or use all or any portion of the Marketing Representative User Data for any other purpose. IOL further agrees that it shall not disclose all or any portion of the Marketing Representative User Data, to any third party, except as permitted under this Agreement, and shall strictly maintain the confidentiality of the Marketing Representative User Data. In the event that IOL is required by applicable law or otherwise to disclose all or any portion of the Marketing Representative User Data, IOL shall give Marketing Representative at least ten (10) days advance written notice of such required disclosure, if possible, and shall cooperate with Marketing Representative's efforts, if any, to contest such disclosure.

                Notwithstanding the foregoing, Marketing Representative shall have no right, title or interest in or access to any User Data, if such right, title, interest, or access is prohibited by applicable law; provided, however, that nothing herein shall relieve, or shall be construed to relieve, IOL of its obligations to prevent disclosure of all or any portion of the User Data except as permitted hereunder, or to maintain the strict confidentiality of the User Data.

        (b) DATA SECURITY PROCEDURES - IOL agrees to utilize reasonable security measures to protect and preserve the integrity of the User Data and the IOL System and to prevent unauthorized access to the User Data.

8.      RIGHTS IN CASINO

        Except as provided for in this Agreement, Marketing Representative shall have no right, title, or interest in or to the Casino, the Net Win or any other revenues of the Casino, the Gaming License, the IOL System, the System Improvements, or the Custom Client Software Application. Nothing in this Agreement shall create, or shall be construed to create, any other interest in or on behalf of Marketing Representative. IOL acknowledges and agrees that Marketing Representative is an independent contractor and licensee under this Agreement and that IOL shall not make any statement or take any action which may be construed to imply or impute any other relationship with or role of Marketing Representative, whether as a partner, a joint venturer, an owner, or otherwise.

9. REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF MARKETING REPRESENTATIVE

        Marketing Representative represents, warrants, and covenants as follows:

        (a) GAMING LICENSE - Marketing Representative is the marketing representative referred to in the Appointment Agreement. All regulatory requirements to which Marketing Representative is subject have been, or within sixty (60) days after the Commencement Date will be, complied with. To the best of Marketing Representative's knowledge, the Gaming License is in good standing, Marketing Representative has full power and authority to operate pursuant to the Gaming

                License, and the Appointment Agreement and the Gaming License are in full force and effect. Marketing Representative shall comply with the requirements of the Gaming License during the term of this Agreement and any extensions thereof.

        (b) AUTHORIZED TO DO BUSINESS - that it is duly incorporated and existing under the laws of the jurisdiction of its incorporation and is authorized to do business in the jurisdiction from which the Gaming License has been issued and the gaming server is to be located.

        (c)     MARKETING AND PROMOTION OF THE CUSTOM CLIENT SOFTWARE
                APPLICATION -

                (i) Marketing Representative acknowledges that it is the sole responsibility of Marketing Representative to solicit end-users for the Custom Client Software Application.

                (ii) Marketing Representative hereby agrees to employ its best efforts to diligently market and promote the Custom Client Software Application to prospective end-users.

                (iii) All marketing and promotional efforts shall be created, implemented and paid for by Marketing Representative and shall be submitted to IOL for its approval as to medium and content before being implemented, which approval IOL shall not unreasonably withhold. If Marketing Representative shall not have received IOL's disapproval of a submission within one (1) business day of IOL's receipt, IOL shall be deemed to have given its approval. The parties agree that Marketing Representative shall make all such submissions to IOL by facsimile transmission or electronic mail and that IOL may respond by any method other than electronic mail.

                (iv) Before the Commencement Date, IOL will provide Marketing Representative with its standard guidelines as to acceptable marketing and promotional efforts, and Marketing Representative agrees that it will abide by them (as amended or supplemented from time to time by IOL).

                (v) Marketing Representative agrees to spend a minimum of the Advertising Target provided for in Schedule "A" to this Agreement.

                (vi) Marketing Representative acknowledges that this Agreement may be terminated by IOL in accordance with the termination provisions set out in Section 11(a) (i) below in the event that the advertising guidelines in force from time to time are not complied with, advertising or promotion is undertaken without requesting IOL's prior written consent or is undertaken despite notice of disapproval having been given or if the Advertising Target is not met.

                (vii) Marketing Representative shall provide copies of receipted invoices at one-month intervals as prima facie proof that is satisfying its Advertising Target. At IOL's request, at any time or times, Marketing Representative will provide such additional independent verification that it is meeting the Advertising Target as its auditors may determine is necessary.

        (d) TRADEMARKS AND URL - Marketing Representative represents and warrants that it is the owner or licensee of certain trademarks and universal resource locators ("URLs"), both registered and unregistered, in the names set out in Schedule "A", as amended from time to time, and has the exclusive right to use such trademarks and URLs in the jurisdiction from which the Gaming License has been issued and in which the server is to be located.

        (e) SALES TARGET - Marketing Representative represents and warrants that it intends to meet the Sales Target set out in Schedule "A" of the Agreement and acknowledges that IOL may terminate this Agreement in accordance with Section 11(a) (i) below if the Sales Target is not met.

        (f) EXCLUSIVE USE OF IOL SERVICES - Marketing Representative agrees that at all times during the term of this Agreement it shall utilize the IOL System exclusively for rendering the Marketing Services to the Casino; provided, however, that nothing herein shall prohibit or prevent Marketing Representative from using all or any portion of the Marketing Representative User Data for any purpose unrelated to the marketing of any other virtual casino on the Internet. Should IOL have any reasonable evidence that any Confidential Information provided to Marketing Representative has been used by Marketing Representative in the operation of casino software technology not provided by IOL then IOL shall have the right to terminate this agreement in accordance with the termination provisions set out in Section 11(d) below.

        (g) UNAUTHORIZED ACCESS TO THE IOL SYSTEM - except as expressly authorized in this Agreement, Marketing Representative agrees not to attempt to gain electronic access to the IOL System, or in any way to use, download or modify any data, files or software programs incidental to the use of the IOL System or to permit unauthorized third party access to the IOL System.

        (h) PROGRAMMING CONTENT - Marketing Representative agrees to observe and comply with all local, national and international laws, rules and regulations (including Internet codes of practice or conduct), now existing or which may hereafter be enacted, regarding the transmission, content or advertising of a virtual casino.

        (i) LIMITED RESALE OF IOL SERVICES - except as expressly provided herein, Marketing Representative shall not sell, transfer, publish, disclose, display or otherwise make available to any third party, any portion of the IOL System or the IOL Services. IOL acknowledges that Marketing Representative intends to solicit end-users to use the IOL Services and to provide them with access to the IOL System. Marketing Representative is hereby authorized to solicit end-users to use the IOL Services on a limited, "per transaction" basis. Marketing Representative is not authorized however, to sell or otherwise permit wholesale access to the IOL system to any third party which has not itself directly contracted with IOL, or contracted through an IOL approved network of entities, for the IOL Services.

        (j) SUB-CONTRACTING - Marketing Representative shall not sub-contract its obligations under this Agreement without the consent of IOL, which consent may not be unreasonably withheld, except to a company with which it is affiliated or related and for whose obligations the Marketing Representative remains liable.

        (k) BETTING LIMITS - The Betting Limits for the games offered on the Casino shall be as set forth on Schedule "B" to this Agreement. Marketing Representative shall not increase any of the Betting Limits without the consent of IOL, which consent shall not be unreasonably withheld.

10.     REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF IOL

        IOL represents, warrants, and covenants as follows:

        (a) IOL is a corporation duly organized, validly existing and in good standing under the laws of the Country of Cyprus.

        (b) The execution and delivery of this Agreement to Marketing Representative and the transactions contemplated hereby have been duly authorized by all necessary corporate action of IOL. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it will not conflict with or result in breach of the terms, conditions or provisions of or constitute a default under the certificate of incorporation or bylaws of IOL or any agreement or instrument under which IOL is obligated. IOL has full legal right, power and authority to enter into this Agreement and perform its obligations under this Agreement.

        (c) There is no claim, litigation or proceeding, pending or, to the knowledge of IOL, threatened, and there exists no basis or grounds for any such suit, action, proceeding, claim or investigation which prevents or materially affects, or would prevent or materially affect, the ability of IOL to enter into this Agreement or to consummate the transactions contemplated herein.

        (d) IOL is not subject to any charter, bylaw, mortgage, lien, judgment, contract or other restriction of any kind which would prevent the consummation of the transactions contemplated by this Agreement.

        (e) No authorization, consent or approval of any public body or authority, including, without limitation, any state, country, or jurisdiction regulating gaming or gambling, is necessary on the part of IOL for the consummation by IOL of the transactions contemplated by this Agreement. All necessary approvals of the parties under any contracts, commitments or understandings to which IOL is, a party required to permit consummation of the transactions in accordance with this Agreement have been obtained. IOL is not otherwise a party to any contract or subject to any other legal restriction that would prevent or restrict complete fulfillment of any terms and conditions of this Agreement or compliance with any of the obligations under it.

        (f) By itself and/or through its subcontractors or affiliates approved by Marketing Representative, IOL has, and throughout the term of this Agreement or any renewal will have, all the necessary technology, licenses, authority, capital, and qualified personnel to perform its obligations hereunder.

        (g) Nothing that IOL provides that is or will be contained in the IOL System does or will violate or infringe any Intellectual Property Right of any third party, and the IOL System, the System Improvements, and the Client Custom Software Application as and when installed and delivered by IOL to Marketing Representative shall be free of any third party claim of infringement of any patent, trademark or copyright.

        (h) IOL has, and throughout the term of this Agreement or any renewal will have, good title to the IOL System, the System Improvements, and the Custom Client Software Application and has the right to sell and/or to license them to Marketing Representative free of any proprietary rights of any other party or any other encumbrance of any kind or description.

        (i) IOL has not sold, assigned, leased, licensed or in any other way disposed of or encumbered all or any portion of the rights granted to Marketing Representative hereunder.

        (j) IOL is solely responsible for and shall pay all sums due any and all parties engaged by IOL in connection with the installation and delivery of the IOL System, the System Improvements, and the Custom Client Software Application who are entitled to receive compensation in respect thereof.

        (k) The IOL System, the System Improvements, and the hardware recommended by IOL are each merchantable and fit for the purpose for which Marketing Representative is purchasing, licensing, or using them under this Agreement

        (l) The IOL System conforms to IOL's published functional specifications. IOL shall, at its own expense, correct any defects in the IOL System that cause the IOL System to fail to conform to IOL's published functional specifications and that significantly affect its performance in accordance with those specifications, provided that Marketing Representative has notified IOL of any such defects. IOL's published functional qualifications for the IOL System include, without limitation, the following:

                (i) The random number generator is a UNIX based 32-bit application, normally distributed, and unpredictable.

                (ii) Only one (1) random number generator is used for all end-users connected to the Custom Client Software Application at any given time.

                (iii) Eight (8) decks of cards are used for each card game, which decks are shuffled after each hand. The IOL System may accommodate more or fewer decks of cards and shuffles, as may be requested by Marketing Representative, which request IOL shall not unreasonably refuse.

                (iv) For all games, whether card or otherwise, the rules of play of the New Jersey Gaming Commission are in force. The IOL System may accommodate and operate according to the rules of play of other jurisdictions or regulatory authorities, including the Nevada Gaming Commission and the Australian Gaming Regulations, where needed for a particular game.

                (v) Only non-United States end-users shall be able to obtain access to, play on, and/or place bets with the Casino, and all United States end-users will be prohibited and prevented from obtaining access to, playing on, and/or placing bets with the Casino.

        (m) IOL shall not, by any means or method, send, or cause to be sent, to any end-user any money to any address located in the United States.

        (n) The Custom Client Software Application is fit for the purpose for which Marketing Representative is purchasing, licensing, and/or intending to use it under this Agreement. IOL shall, at its own expense, correct any defects in the Custom Client Software Application that significantly affect the performance of the Custom Client Software Application in accordance with Marketing Representative's intended purpose, provided that Marketing Representative has notified IOL of any such defects.

        (o) Upon the request of Marketing Representative and/or any regulatory authority or agency of any state, country, or jurisdiction, IOL shall, at no cost to IOL, make the random number generator(s) and the games' logic of the IOL System, the System Improvements, and the Custom Client Software Application available to independent computer hardware and software laboratories or agencies for testing and verification of, among other things, the published functional specifications and the representations, warranties, and covenants in respect of the IOL System and System Improvements set forth herein. Nothing in this
                Section 10(o) shall relieve Marketing Representative of its obligations to maintain the confidentiality of the aspects of the IOL System and the System Improvements that are propriety to IOL as provided for under this Agreement. Any such laboratories or agencies shall be required to enter into a confidentiality agreement in respect of the IOL System and the portions being tested.

11.     TERM AND TERMINATION

        Subject to the provisions for termination set forth below, this Agreement shall become effective upon execution by both parties hereto and shall expire five (5) years from the Commencement Date, after the expiration of which, this Agreement shall automatically be renewed for consecutive additional one (1) year terms upon the same terms and conditions (with the exception of payment of the fee for initial Customization) unless either party provides the other with no more than ninety (90) and not less than sixty (60) days written notice prior to the expiration of the term or any additional term of its intention to terminate this Agreement.

        (a) IMMEDIATE TERMINATION BY EITHER PARTY - In addition to any other remedies provided herein, either party may terminate this Agreement during its initial term or any renewal term immediately upon written notice to the other party, in the event of any of the following:

                (i) MATERIAL BREACH - the other party commits a material breach of any term or condition of this Agreement (including but not limited to a breach for nonpayment of any fees and charges due under this Agreement), and the breach cannot be cured or can be cured but is not cured within (i) thirty (30) days after receipt of notice in writing from the non-breaching party; or (ii) in the event that any such breach (other than a breach for nonpayment of fees and charges) can be cured but cannot reasonable be cured within thirty (30) days, then within such longer period of time (not to exceed sixty (60) days as is required to cure the breach, provided the breaching party promptly commences and diligently pursues remedial action to completion.

                (ii) INSOLVENCY - the other party files a voluntary petition in bankruptcy or files a petition seeking or acquiescing in any relief for itself under any present or future statute or law relating to bankruptcy, insolvency or other relief by debtors; or seeks or consents to or acquiesces in the appointment of any trustees, receiver or liquidator of all or any part of its property, or admits in writing its inability to pay its debts generally as they become due.

                (iii) DISSOLUTION - the other party is dissolved (other than by way of a re-organization) or otherwise ceases to engage in its normal business operations and is unable thereby to fulfill its obligations under this Agreement.

        (b) TERMINATION BY MARKETING REPRESENTATIVE - In addition to any other remedies provided herein, including the remedy for material breach provided for in Section 11(a) (i), Marketing Representative shall have the right to terminate this Agreement as follows:

                (i) NON-PERFORMANCE - Immediately upon written notice to IOL in the event that IOL fails to provide the IOL Services pursuant to the provisions of Section 2 of this Agreement and such failure results in Marketing Representative not having access to the IOL Services during any continuous twenty-one (21) day period. It is understood and agreed that the provisions of this
                        Section 11(c) (i) shall not apply to any failure to perform on the part of IOL resulting from "force majeure," as defined in Section {-417(g), provided that such "force majeure" does not result in a continuous interruption of the business operations of IOL for a period of time exceeding thirty (30) days.

                (ii) MAJOR CHANGES - Within a period of thirty (30) days following receipt of notice or the implementation of a Major Change in accordance with the provisions of
                        Section 2(f), Marketing Representative shall have the option to immediately terminate this Agreement.

                (iii) VIOLATION OF LAWS - Immediately upon written notice to IOL in the event that IOL is convicted of violating in the course of its performance hereunder, any local, state or federal laws, rules and regulations pertaining to gambling on the Internet.

                (iv) CRIMINAL CONVICTION - Immediately upon written notice to IOL in the event that any principal of IOL is convicted in a criminal proceeding and Marketing Representative determines in its sole discretion, that such conviction has harmed the general goodwill of Marketing Representative, or the general goodwill of the Internet gambling industry as a whole.

                (v) VIOLATION OF LAW BY MARKETING REPRESENTATIVE -Immediately upon written notice to IOL that Marketing Representative has determined in its sole discretion that rendering all or any portion of the Marketing Services would be a violation of civil or criminal laws of any state, country, or jurisdiction, including, without limitation, the laws of the United States.

        (c) TERMINATION BY IOL - In addition to any other remedies provided herein, including the remedy for material breach provided for in
                Section 11(a) (i), IOL shall have the right to terminate this Agreement as follows:

        (i) GAMING LICENSE - Should Cyberluck lose, terminate or fail to renew the Gaming License, or should Bardenac lose, terminate, or fail to renew its agreement with Cyberluck or any regulatory authority, the effect of which is to terminate the ability of Marketing Representative to provide the Marketing Services, then Marketing Representative shall be entitled, within sixty (60) days of such occurrence, to transfer its services to another holder of a valid and acceptable gaming license (or provider of services to such holder), upon the reasonable approval of IOL, failing which IOL shall be entitled to terminate this Agreement in accordance with the provisions of Section 11(a) (i). IOL shall not provide the IOL Services to the Marketing Representative at any time that it is not providing its services to or on behalf of the holder of a valid gaming license.

        (ii) VIOLATION OF LAWS - Immediately upon written notice to Marketing Representative in the event that Marketing Representative is convicted of violating in the course of its performance hereunder, any local, state or federal laws, rules and regulations pertaining to gambling on the Internet, including any violation which would constitute a breach of Marketing Representative's warranty and representation set forth in
                Section 9(h) hereof.


        (iii) CRIMINAL CONVICTION - Immediately upon written notice to Marketing Representative in the event that any principal of Marketing Representative is convicted in a criminal proceeding and IOL reasonably determines in its sole discretion, that such conviction has harmed the general goodwill of IOL, or the general goodwill of the Internet gambling industry as a whole.

        (iv) UNAUTHORIZED ACCESS - Immediately upon written notice to Marketing Representative, in the event of repeated attempts to gain unauthorized electronic access to the IOL System, as set forth in Section 2(c) (i) hereof.

        (v) LOSS OF GAMING LICENSE - Immediately upon written notice to Marketing Representative, in the event the Gaming License is lost or is in default and, if as a result of that default, the holder of the Gaming License is precluded from operating a virtual casino.

        (vi) CHANGE OF LICENSING JURISDICTION'S REQUIREMENTS - Immediately upon written notice to Marketing Representative, in the event that the licensing jurisdiction is no longer acceptable to IOL.

        (vii) TERMINATION OF APPOINTMENT OF MARKETING REPRESENTATIVE - Immediately on termination of Marketing Representative's appointment under the Appointment Agreement or Bardenac's loss of status as the Information Provider of Cyberluck.

        (viii) VIOLATION OF LAW BY IOL - Immediately upon written notice to Marketing Representative that IOL has determined in its sole discretion that rendering all or any portion of the IOL Services would be a violation of civil or criminal laws of any state, country, or jurisdiction, including, without limitation, the laws of the United States.

        (d)     EFFECT OF TERMINATION -

                (i) Except as set out below, no termination hereunder shall have the effect of relieving either party of its obligation to pay to the other party any and all fees, charges and costs and allocations which have accrued prior to such termination.

                (ii) In the event that either party terminates this Agreement within ninety (90) days of the Commencement Date because of any action by any gaming regulatory authority, IOL shall return to Marketing Representative the sum of One Hundred Twenty-Five Thousand Dollars ($125,000), and the Agreement shall have no further force or effect.

                (iii) In the event of any termination, other than a termination related to the termination of the Gaming License, IOL shall continue to operate the Casino for ninety (90) days after the termination, and shall pay Marketing Representative the Marketing Fee as provided for in this Agreement. During such 90-day period, IOL shall accept no new end-users as players at the Casino. During and for a reasonable time after such 90-day period, IOL shall cooperate with any effort by Marketing Representative to transfer its end-users to another virtual casino, including, without limitation, transferring the Marketing Representative User Data and account information and balances as instructed by Marketing Representative.

12.     CUSTOMER'S EQUIPMENT

        Marketing Representative shall be responsible, at its expense, for the procurement of all equipment and related software which are required in order for Marketing Representative to have access to the IOL System.

        (a) TITLE TO SOFTWARE AND GRANT OF LIMITED LICENSE - Marketing Representative hereby acknowledges and agrees that the ownership of each non-commercial program of operating and/or application software, including source codes provided to Marketing Representative under this Agreement, is and, at all times under this Agreement, shall remain in the name of IOL or its third party provider, as the case may be, and that no ownership interest in or to such software is transferred to Marketing Representative by this Agreement. Marketing Representative understands and agrees that Marketing Representative is prohibited from sub-licensing, reselling or distributing such software to any third party without the express written consent of IOL. IOL hereby grants to

                Marketing Representative during the term of this Agreement a personal, non-transferable and non-exclusive right to use the software solely for the purposes of accessing the IOL Services and solely on Marketing Representative's equipment. Upon termination of this Agreement, Marketing Representative shall immediately return to IOL all copies of such software including any back-up copies, and shall destroy any copies of such software stored in any computer memory or storage medium.

        (b) LIABILITY FOR DOWNTIME OR LOSS OF DATA NO - Notwithstanding anything contained herein to the contrary IOL shall have no liability during any period of downtime of the IOL System and/or Marketing Representative's equipment or during delays in the providing of the IOL Services or for any loss of User Data caused by or resulting from:

                (i) Failure in computers or computer-related equipment maintained solely by Marketing Representative;

                (ii) computers, computer-related equipment or software used by IOL in the performance of its obligations hereunder being taken down or made inoperable pursuant to a request by Marketing Representative;

                (iii) any defects or changes in Marketing Representative-owned or leased software;

                (iv) Marketing Representative's request to discontinue use of any IOL provided or non-infringing third-party software; or

                (v)     any act categorized and defined as "force majeure" in
                        Section 17(g) herein or any other failure in electrical, lighting, air conditioning, data processing, telecommunication equipment or telecommunication networks that is beyond IOL's reasonable control, and in any such case, whether or not such failure results from the gross negligence or intentional misconduct of IOL.

13.     PROPRIETARY RIGHTS, CONFIDENTIALITY, SECURITY AND ACCESS

        The rights, duties and obligations of the parties hereto with respect to intellectual property rights, confidentiality, security and access, shall be as set forth herein below.

        (a) INTELLECTUAL PROPERTY RIGHTS - Marketing Representative acknowledges and agrees that the software that operates the IOL System (including all non-commercial operating and/or application software for accessing the IOL Services), except any such software which is a commercially available product or in the public domain, is propriety to IOL and all applicable rights thereto to patents, copyrights, trade marks, trade secrets (including, but not limited to algorithms, routines, screen formats and displays, and communications techniques) and all other proprietary rights embodied or contained in the IOL

                System is, and shall remain, the sole and exclusive property of IOL. Marketing Representative further acknowledges and agrees that, by obtaining access to the IOL System, Marketing Representative is not receiving any interest in, or title to, any part thereof, including, but not limited to, hardware, software, operating systems, profiling techniques or any other proprietary methods embodied in the IOL System.

        (b) Marketing Representative Confidential Information - IOL agrees to use commercially reasonable best efforts to maintain the confidentiality of any information regarding the business affairs of Marketing Representative which is (a) disclosed to IOL by Marketing Representative and clearly designated in writing as "Confidential", or (b) which is transmitted electronically from Marketing Representative to IOL pursuant to this Agreement; provided, however, that IOL shall only maintain the same standards of confidentiality with respect to such confidential information as IOL maintains for the same or similar confidential data relating to its own business affairs and provided further, if such data or information is in, or enters the public domain, or is already within IOL's knowledge or possession prior to disclosure from Marketing Representative to IOL, then IOL shall not be liable to Marketing Representative for its unauthorized disclosure. Marketing Representative acknowledges and agrees that no right of confidentiality shall apply to:

                (i) any information that was developed by IOL prior to the disclosure of similar information by Marketing Representative to IOL;

                (ii) any information which is, or subsequently becomes part of the public domain;

                (iii) any information or intellectual property which is independently developed by IOL, and

                (iv) any information or intellectual property that is lawfully obtained by IOL from third parties.

        (c) IOL CONFIDENTIAL INFORMATION - Marketing Representative shall maintain the confidentiality of (a) the IOL System; (b) any information which is disclosed by IOL to Marketing Representative which is clearly designated by IOL in writing as "Confidential"; and (c) the business terms (including quantum of fees and payment terms) of this Agreement and the Appointment Agreement, except in all cases such disclosures that Marketing Representative or its affiliates may be required to make pursuant to applicable securities laws and regulations. It is mutually agreed and understood that no claim of confidentiality will apply to any information that,

                (i) was developed by Marketing Representative or rightfully in its possession prior to the disclosure to Marketing Representative of similar information by IOL;

                (ii)    is or subsequently becomes a part of the public domain;

                (iii)   is independently developed by Marketing Representative;
                        or

                (iv) that is lawfully obtained by Marketing Representative from third parties.

        (d) GOVERNMENTAL AND REGULATORY DISCLOSURE - in the event that IOL is compelled to disclose any information relating to Marketing Representative as the result of any bona fide written order from any government agency, regulatory body of court of law, IOL shall have the right, upon no less than ten (10) business days written notice to Marketing Representative, if possible, to release the information requested in any such order and to fully cooperate with any such governmental agency, regulatory body or court of law.

        (e) BANKING NETWORK DISCLOSURE - IOL reserves the right, in the sole and absolute discretion of IOL, to disclose any and all information regarding transactions settled through the electronic cash software to: (a) any acquiring or issuing bank which settles credit card, debit card, check transactions or other financial transactions on behalf of Marketing Representative and/or its end-users; (b) any of the bank card associations (including, but not limited to, VISA, MasterCard, Discover and American Express); (c) any third party processor which provides computer processing services to the acquiring or issuing bank, and (d) any agent of Marketing Representative under contract with the acquiring or issuing bank, or any of the bank card associations.

        (f) INDUSTRIAL DISCLOSURE - IOL reserves the right, in the sole and absolute discretion of IOL, to disclose information regarding the IOL Services rendered by IOL to Marketing Representative to various industry trade groups or associations, provided that such information shall be in a statistical format only, and not discernible as information specifically relating to Marketing Representative, any end-user of Marketing Representative, or any individual sales transaction.

        (g) ENFORCEMENT PROVISIONS - if either Marketing Representative or IOL commits a breach, or threatens to commit a breach of any of the provisions of this Section 13, then the party against whom the breach has been committed or threatened shall have the right to bring an action for injunctive relief or any other action at law or equity to specifically enforce the terms of this section, it being acknowledged and agreed that any such breach, or threatened breach could cause irreparable injury and that money damages would not provide an adequate remedy to the injured party.

14.     STANDARD OF CARE AND REMEDIES

        (a) STANDARD OF CARE OF IOL - IOL agrees to use reasonable care in providing the Services pursuant to the terms of this Agreement.

        (b) MARKETING REPRESENTATIVE'S SOLE REMEDY FOR IOL'S FAILURE TO PERFORM - Except as expressly provided in this Agreement to the contrary, Marketing Representative's damages for any failure on the part of IOL, for a reason within IOL's control, to perform the IOL Services with reasonable care, shall be limited to Marketing Representative's reasonable out-of-pocket expenses, as could not have been reasonably mitigated by Marketing Representative, to a maximum of the Marketing Fee earned in the three months prior to termination or the fee for initial Customization, whichever is greater. Should IOL, through no failure on Marketing Representative's part and except for reasons beyond its control, fail to commence operating the Custom Client Software Application within ninety (90) days of the date of execution of this Agreement, then IOL shall refund to Marketing Representative the fee for initial Customization.

        (c) NOTICE OF CLAIMS - It is a condition precedent to Marketing Representative's right to receive any amounts pursuant to this paragraph 14 that any claims made by Marketing Representative be asserted in writing, within eighteen (18) months of the date on which Marketing Representative first knew, or should reasonable have known, of the damages alleged in the claim.

15.     INDEMNIFICATION

        (a) Each party (the "Indemnifying Party") will indemnify, defend and hold harmless the other party and its affiliates and their respective officers, directors, employees and agents (the "Indemnified Party") from and against any and all losses, liabilities, claims, obligations, costs and expenses (including reasonable attorneys' fees and the cost and expenses of litigation), which result from, arise in connection with or are related in any way to any breach by the Indemnifying Party of any of its representations, warranties, and covenants set forth herein.

        (b) If a third party asserts any claim or allegation which, if proven, would constitute a breach by the Indemnifying Party of any of its representations, warranties or covenants set forth in this Agreement, the Indemnifying Party shall be promptly notified of such claim by the Indemnified Party and given control of the defense and/or settlement thereof. If any such claim or action shall be brought against an Indemnified Party and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 15(b) for any legal or other expenses subsequently incurred by Indemnified Party in connection with the defense thereof.

        (c) No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all such liability on claims that are the subject matter of such proceeding. The foregoing states the entirety of the parties' obligations (contractual, common-law or otherwise) with respect to any claim by any third-party; provided, however, nothing in this Section shall limit either Marketing Representative's or IOL's rights in case of any breach of any covenant contained in this Agreement.

        (d) Notwithstanding anything in this Section 15 to the contrary, in the event that, by reason of a claim by a third party of infringement by IOL (or by Marketing Representative arising from the IOL System, the System Improvements, or the Custom Client Software Application provided by IOL under this Agreement), Marketing Representative is temporarily or preliminarily enjoined from using all or any portion of the IOL System, then, if IOL is unable, within ten (10) days from the signing of the order of injunction, to provide Marketing Representative with non-infringing software or software applications, Marketing Representative shall, in addition to all other available remedies, have the right to obtain a license from the third party to continue with the use of the IOL System, the System Improvements, and/or the Custom Client Software Application, and IOL shall reimburse Marketing Representative for any license/settlement fee paid by Marketing Representative to the third party.

        (e) Notwithstanding anything in this Section 15 to the contrary, each party's obligation to indemnify the other party shall be limited by the damage provision set forth in Section 14 hereof.

16.     DISCLAIMER OF WARRANTIES AND LIMITATIONS OF LIABILITY

        (a) OTHER THAN AS SPECIFICALLY EXPRESSED IN THIS AGREEMENT, IOL MAKES NO WARRANTIES REGARDING THE SERVICES, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE

        (b) MARKETING REPRESENTATIVE'S SOLE AND EXCLUSIVE REMEDY, AND IOL'S SOLE AND EXCLUSIVE LIABILITY, FOR ANY AND ALL DAMAGES ARISING OUT OF THIS AGREEMENT, WHETHER FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, OR OTHERWISE, SHALL BE AS EXPRESSLY PROVIDED HEREIN.

        (c) IN NO EVENT SHALL IOL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES INCURRED BY MARKETING REPRESENTATIVE OR ANY THIRD PARTY AS A RESULT OF THE PROVIDING BY IOL OF IOL SERVICES PURSUANT TO THIS AGREEMENT, REGARDLESS OF WHETHER THE POSSIBILITY OF SUCH DAMAGES WAS DISCLOSED TO, OR COULD HAVE BEEN REASONABLY FORESEEN, BY IOL.

        (d) EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, IN NO EVENT SHALL IOL BE LIABLE FOR ANY DAMAGES INCURRED BY MARKETING REPRESENTATIVE OR ANY THIRD PARTY (AS A RESULT OF TERMINATION OF THIS AGREEMENT OR OTHERWISE) ARISING FROM MATTERS OUTSIDE OF IOL'S DIRECT CONTROL OR ON ACCOUNT OF THE ACTIONS OF ANY GAMING REGULATORY AGENCY.

17.     GENERAL PROVISIONS

        (a) ENTIRE AGREEMENT - this Agreement and its incorporated Schedules constitute the entire agreement between IOL and Marketing Representative, and supersedes all previous communications and negotiations, whether written or oral. The terms and conditions of this Agreement shall prevail over any additional or conflicting terms of any purchase order, letter or memorandum submitted to IOL by Marketing Representative. No modification of this Agreement shall be binding unless it is in writing and signed by both parties hereto.

        (b) NO PARTNERSHIP OR JOINT VENTURE - Marketing Representative and IOL are independent contractors and neither party is the legal representative, agent, joint venturer, partner, or employee of the other party under this Agreement or for any purpose whatsoever. Except as permitted under this Agreement, neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever

        (c)     FURTHER DOCUMENTS - Each party agrees to,

                (i) perform any further acts and execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement, and

                (ii) at all times act in good faith so as to preserve for the other party the benefits intended under this Agreement.

        (d) REPRESENTATIONS AND WARRANTIES TO SURVIVE - Any representations and warranties in this Agreement shall survive the signing of this Agreement. Each of the agreements, rights, duties and obligations of the parties contained in this Agreement shall survive the termination of this Agreement to the extent necessary to fulfill its purpose, including to permit end-users to withdraw their funds from the IOL System.

        (e) NOTICE - any notice, and copy thereof, that a party to this Agreement is required or may desire to deliver to the other party, shall be delivered by facsimile to the phone number set out below with a confirming copy sent by mail, certified or registered, return receipt requested, proper postage prepaid to the other party.

                Such notice shall be deemed delivered on the first (lst) business day following the facsimile transmission provided that the sender can reasonably demonstrate its receipt.

               IF TO IOL:

                      Intertainet Overseas Licensing Limited
                      51 Prodromos Street, Office 101
                      Strovolos
                      Nicosia, Cyprus
                      Telephone:
                      Facsimile 011-357-2-313 916

               With a copy to:

                      CryptoLogic Inc.
                      1867 Yonge Street
                      Toronto, Ontario
                      M4S 1Y5
                      Attention: President
                       Telephone: 416 545-1455
                       Facsimile: 416 454-1454

               IF TO MARKETING REPRESENTATIVE:

                      Worldwide Media Holdings N.V.
                       P.O. Box 504
                      Scharlooweg 81
                      Curacao, Netherlands Antilles
                      Telephone:
                      Facsimile:

               With a copy to :

                      Lorenz Alhadeff Cannon & Rose, LLP
                      550 West "C" Street, 19th Floor
                      San Diego, CA 92101
                      Attention:    Robert K. Edmunds, Esq.
                      Telephone:    (619) 231-8700
                      Facsimile:    (619) 238-8323

        (f) TIME LIMITATION - No action, regardless of form, arising out of this Agreement, may be brought by either party more than three
                (3) years after such cause of action has accrued.

        (g) FORCE MAJEURE - The parties shall not be liable for any failure to perform its obligations under this Agreement because of acts of God, nature, or a federal, state or local government agency, war, civil disturbance, labor disputes, the inability or refusal of a common carrier to provide communications capabilities, or of an arm's length third party provider to continue to provide service or any other cause beyond the parties' control.

        (h) GOVERNING LAW/VENUE - If, at any time, there is any dispute, question, or difference of opinion between the parties concerning or arising out of (i) this Agreement, (ii) the construction, meaning, operation or effect of any provision of this Agreement, or (iii) concerning the rights, duties, or liabilities of any party under this Agreement, the parties shall without delay confer in good faith to settle it, but if they fail to settle it, then upon application of either party, the matter shall be submitted to International Arbitration of the American Arbitration Association for binding arbitration before three (3) arbitrators, one to be chosen by each of the parties and the third by the two thus chosen The arbitrators shall be bound by, and shall determine the factual and legal issues presented at the arbitration according to, the substantive law of the country of Bermuda ("Bermuda"). The parties further agree that the arbitration shall take place in Bermuda. Each of the parties hereby irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any transactions contemplated hereby in binding arbitration in Bermuda as set forth above, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court in any state, country, or jurisdiction that any such arbitration has been brought in an inconvenient forum or in violation of any rights protected by any constitutional, statutory, or other body or provision of law of any state, country, or jurisdiction.

        (i) SUCCESSORS AND ASSIGNS - No interest or right of any party under this Agreement shall be assigned or transferred in any manner by such party to any person or entity unless wholly owned by the parent of the assignor, except as permitted under this Agreement or otherwise without the express written consent of the other party, which consent may not be unreasonably withheld, and any such attempted unpermitted or consented to assignment or transfer shall be null and

        (j) WAIVER - No waiver of any term, covenant, condition or obligation of this Agreement or any breach thereof shall be effective unless granted in writing. The waiver by any of the parties of any term, covenant, condition or obligation contained in this Agreement or any breach thereof, shall not be deemed to be a waiver of any other term, covenant, condition or obligation contained in this Agreement.

        (k) INVALIDITY - Should any portion of this Agreement be held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion held invalid, unenforceable or void, shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from the Agreement, to the extent required for the purposes of the validity and enforcement hereof.

        (l) DELAY NOT A WAIVER - Any delay, waiver or omission by either party to exercise any right or power arising from any breach or default of the other party of any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver of any subsequent breach or default of the same or any other term, provision or covenant of this Agreement.

        (m) CONSTRUCTION - The captions contained in this Agreement are for the convenience of the parties and shall not be construed to limit or otherwise define the scope of this Agreement. This Agreement shall not be deemed to have originated with either party. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The words 'and' and 'or' have both conjunctive and disjunctive meanings, and 'each', 'any' and 'all' mean 'each and every'

        (n) COUNTERPARTS - This Agreement may be executed in one or more counterparts, by facsimile, each of which shall be deemed an original and all of which, taken together, shall constitute a single agreement. All signatories agree to execute a conformed copy of this Agreement within thirty (30) days of the execution of counterparts thereto; provided however that the parties' failure to do so shall have no effect upon the validity of this Agreement.


                  [Remainder of Page Intentionally Left Blank]

               IN WITNESS WHEREOF each of the parties hereto has caused this Agreement to be executed on its behalf by a duly authorized officer as of the date first set forth above.

                                   "IOL"

                                   INTERTAINET OVERSEAS LICENSING LIMITED,
                                   a Cyprus corporation



                                   By: /s/ PARIS LENAS
                                      ----------------------------------------
                                   Name: Paris Lenas
                                        --------------------------------------
                                   Title:
                                         -------------------------------------


                                   "MARKETING REPRESENTATIVE"

                                   WORLDWIDE MEDIA HOLDINGS N.V.,
                                   a Netherlands Antilles corporation


                                   By: /S/ Equity Trust (Curacao) nv
                                      --------------------------------------
                                   Name: Evert Rakers
                                   Title: Managing Director





            [Signature Page to Software Supply and Support Agreement]

       SCHEDULE "A" TO THE SOFTWARE SUPPLY AND SUPPORT AGREEMENT BETWEEN:

                   INTERTAINET OVERSEAS LICENSING LIMITED AND

                          WORLDWIDE MEDIA HOLDINGS N.V.

               This schedule is to be read in conjunction with the Agreement between the two parties noted above. Where there are any differences between the text of the Agreement and the contents of this Schedule A, this Schedule A shall take precedence.

               FEES, CHARGES AND ALLOCATIONS

        (a)    All fees and amounts are in U.S. dollars.

        (b) FEE FOR INITIAL CUSTOMIZATION: *** paid or payable as follows:

                (i) *** already paid as good faith deposit before the execution of this Agreement;

                (ii)    *** payable on the Commencement Date; and

                (iii)   *** payable thirty (30) days after the Commencement
                        Date.

        (c) Fee for subsequent Customization (i.e. after delivery of the Custom Client Software Application): - Marketing Representative will pay IOL a fee for such subsequent Customization in an amount mutually agreed upon by the parties on a case-by-case basis. Fees for subsequent Customization will be payable on installation; provided, however, that ten percent (10%) of the fees for subsequent Customization shall not be due to IOL until thirty
               (30) days after the installation.

        (d) Interest will be charged on any past due balances of the parties at the rate of 1.5% per month on the outstanding balance including any interest previously assessed. Initial betting limits: See Schedule "B."

        (e) INITIAL BETTING LIMITS: See Schedule "B".




                                       A-1

--------------
*** Confidential information has been omitted and filed separately with the Commission.

                                     TARGETS

        ADVERTISING TARGET - Throughout the term of this Agreement and any renewal, Marketing Representative shall spend Ten Thousand Dollars ($10,000) per month in respect of the Marketing Services.

        SALES TARGET - Sales Revenue of Two Hundred Fifty Thousand Dollars ($250,000) per calendar quarter , which target shall not be in effect or enforceable until January 1, 1999.

                          URL AND TRADEMARK INFORMATION

               Marketing Representative is licensed to use the trademark:

               Casino Australia

               IOL acknowledges and agrees that Marketing Representative may use or develop universal resource locators (URL) and trademarks of its own in connection with its rendering of the Marketing Services and that IOL shall nor have any right, title, or interest in or to any such URL or trademarks. Such URL and trademarks include, without limitation:

               1.     Casino Australia

                 SCHEDULE "B" TO THE SOFTWARE SUPPLY AND SUPPORT
                               AGREEMENT BETWEEN:

                   INTERTAINET OVERSEAS LICENSING LIMITED AND

                          WORLDWIDE MEDIA HOLDINGS N.V.



                              Contract Deliverables

        All of the following shall be included within the Fee for Initial Customization and shall be substantially installed by March 13, 1998, and the balance shall be installed no later than April 12, 1998:

        A.      Available For March 13th Launch

        ECASH

        1. Disallow all accounts with mailing or billing addresses in the USA, from purchasing ECASH to play live gambling.

        DOWNLOAD FILES

        Provide a self-extracting installation file for the single-game of Blackjack.

        Provide a self-extracting installation file for the standard 5-game suite of games Caribbean Poker, Slots, Blackjack, Video Poker and Roulette (no Sports Book).

        Provide self-extracting installation files with modular, individual-game download for each of Craps and Baccarat.

        Replace the screens ccw2.bmp, casi_int.bmp and backgrnd.bmp (along with associated image files) with files provided by Worldwide.

        Remove all MIDI files.

        Replace the sound files f57.wav, f86.wav and f87.wav with files provided by Worldwide.

        Remove all references to "InterCasino" in each file that is part of the installation.

        Replace "InterCasino" on Desktop icon with "Casino"

        ALL GAMES

        (iv) Implement keyboard play that is consistent in all games. See Attachment A for the Unified Keyboard Interface with CryptoLogic.

        (v) Modify the "HELP" navigation button and the "Rules" menubar selection on each game to refer to web page help.

        (vi)    Remove all references to "InterCasino" in game text and images.

        (vii)   Remove crown logo.


        CRAPS

        No change to play of game.

        Change Default Limits to the following:

        Minimum       Maximum

        $1.00         $500



        ROULETTE

        Remove "00" from table and wheel. Reconfigure the numbers on the wheel and the table layout to conform to the Standard European table.

        Continue to provide the American Roulette variation with both "0" and "00".

        Incorporate a dialog box that explains how to decrease the bet when the maximum bet is exceeded.

        Change Default Limits to the following:

        Minimum       Maximum

        $1.00         $100

        BLACKJACK

        No change to play of game.

        Change Default Limits to the following:

        Minimum       Maximum

        $1.00         $500



        KENO

        Not offered a March 13th.



        VIDEO POKER

        Change the "Max Bet" button functionality to play properly (auto-deal) .

        Modify the button display on "Deal/Draw" to only display "Deal" or "Draw" at the proper time.

        Add "10's or Better" as a fifth video poker variation.

        Include denominations of lc, 5c and 10c as allowable bets.

        Change Default Limits to the following:

        Minimum       Maximum

        $0.01         $5 x 5 coins



        CARIBBEAN POKER

        1)      No change to play of game.

        2)      Change Default Limits to the following:

        Minimum       Maximum

        $1.00         $100

        RED DOG

        Not offered on March 13th.



        PAI GOW POKER

        Not offered on March 13th.

        SLOTS

        1)      Include denominations of lc, 5c and 10c as allowable bets.

        2)      Change Default Limits to the following:

        Minimum       Maximum

        $0.01         $5 x 3 coins



        BACCARAT

        No change to limits or play of game.

        No change to Default Limits:

        Minimum       Maximum

        $5.00         $100



        B.      AVAILABLE 30 DAYS AFTER MARCH 13TH LAUNCH

        DOWNLOAD FILES

        1) Provide self-extracting installation files with modular individual-game download for each of Video Poker, Slots, Caribbean Poker, Roulette Keno, Red Dog, Pai Gow, and Sports Book.

        ALL GAMES

        Modify the use of "Chips-In-Hand" to something less confusing.

        Display winnings in dollars and not just betting units. For example, "You Win 9" should read, "You Win $45" if the betting unit is $5.



        CRAPS

        Change Default Limits to the following:

        Minimum              Maximum

        $0.25                $100 inside bets
        $1.00 table min.     No max on aggregate inside bets
        $1.00 outside bets.  $300 outside bets
        $25 max on each ___________


        ROULETTE

        1)      Leave winning bids on the table.

        2) The marker needs to be placed on top of the winning bids (i.e. indicating winning bets).

        3)      Provide $0.05 and $0.25 chips

        4)      Change Default Limits to the following:

        Minimum              Maximum

        $0.25                $100 inside bets
        $1.00 table min.     No max on aggregate inside bets
        $1.00 outside bets.  $300 outside bets
        $25 max on each ___________


        BLACKJACK

        1.      No change from March 13th.

        KENO

        1.      Change pay table per input from Worldwide

        2.      Make noise when numbers hit,



        VIDEO POKER

        1) Change "Jacks or Better" variation to play 9/6 instead of 8/5 or provide a 8/5 progressive.

        2)      Change deuces on "Deuces Wild" game to make them standout.



        CARIBBEAN POKER



        RED DOG

        A raise should trigger a draw, but will not implement because we need to let the player change his/her mind to increase or decrease the amount of the ante.



        PAI GOW POKER

        Change the play of the game so that the hand is not forfeit if the player attempts to use a two-card low hand that is higher than the rank of the five-card hand. Instead, display a message and require the player to correct the mistake.



        SLOTS

        Change pay tables per input from Worldwide.

        Remove "ghosting" on the reels.

        Add five and eight-line slots.

        Light-up pay table according to the number of coins played (may be in CDROM distribution only).

        Allow number of active symbols to vary per reel (e.g., cherries on first reel, 2 cherries on second reel and 8 cherries on third reel).

        Modify the symbols on the reels so that the red 7s (light versus dark color) are easier to distinguish from each other.

        Implement the odds/payout tables so that they can be denomination dependent.



        BACCARAT

        1.      No change from March 13th.